                                                                    EXHIBIT 99.1

[POPULAR, INC. LOGO]

                                                                        CONTACT:

                                                             INVESTOR RELATIONS:
                                                               JORGE A. JUNQUERA
                                                         Chief Financial Officer
                                                 Senior Executive Vice President
                                                                    787-754-1685

                                                                MEDIA RELATIONS:
                                                                   TERUCA RULLAN
                                                           Senior Vice President
                                                           Global Communications
                                             787-281-5170 or 917-679-3596/mobile

NEWS
FOR IMMEDIATE RELEASE:

         POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER AND NINE MONTHS
                            ENDED SEPTEMBER 30, 2004

SAN JUAN, PUERTO RICO WEDNESDAY, OCTOBER 13, 2004 - Popular, Inc.'s (the Corporation) (NASDAQ: BPOP, BPOPO) net income for the quarter ended September 30, 2004 totaled $115.4 million, compared with $130.9 million in the third quarter of 2003. The results for the third quarter of 2003 included $39.1 million in gain on sale of securities, mainly marketable equity securities. Also, included in 2003 results was a $12.1 million prepayment penalty on the early cancellation of certain long-term borrowings. Earnings per common share
(EPS), basic and diluted, for the third quarter of 2004 were $0.42 per common share, compared with $0.48 per common share reported for the same quarter a year earlier. All references to the numbers of common shares and per share amounts have been restated to reflect the two-for-one stock split in the form of a stock dividend effective on July 8, 2004. The Corporation's return on assets (ROA) and return on common equity (ROE) for the third quarter of 2004 were 1.13% and 16.22%, respectively, compared with 1.47% and 20.85% in the same quarter in the previous year. This press release should be read in conjunction with the accompanying tables which are an integral part of this analysis.

      For the nine months ended September 30, 2004, the Corporation's net income reached $361.7 million, compared with $364.6 million for the same period in 2003. EPS, basic and diluted, for the

2 - POPULAR, INC. 2004 THIRD QUARTER RESULTS

nine months ended September 30, 2004 and 2003 were $1.32 and $1.35, respectively. ROA and ROE for the first nine months of 2004 were 1.25% and 17.63%, respectively, compared with 1.42% and 20.35%, respectively, for the same period in 2003.

      The Corporation's net income for the quarter ended September 30, 2004, when compared with the same quarter in the previous year, reflected higher net interest income by $18.9 million and a lower provision for loan losses by $2.1 million. These favorable variances were partially offset by a decrease in non-interest income of $27.0 million and an increase in operating expenses of $10.6 million.

      "The results of various strategic initiatives undertaken over the past few years continue to strengthen our core earnings," said Richard L. Carrion, President and Chief Executive Officer of Popular, Inc.

      The increase in net interest income resulted mostly from a $5.1 billion increase in average earning assets for the quarter ended September 30, 2004 compared with the same period in the previous year, mostly associated with increases of $2.7 billion in mortgage loans, $1.2 billion in commercial loans and $0.6 billion in consumer loans. The average yield on earning assets declined 23 basis points, resulting from a number of factors which included the origination and purchase of earning assets with lower rates, prepayments of higher rate mortgage related products and consumer loans promotional campaigns. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $3.2 billion and $1.4 billion, respectively. The average cost of interest bearing liabilities increased 9 basis points. Also, non-interest bearing sources of funds, including demand deposits and other funds, raised $0.5 billion. The net interest yield for the quarter ended September 30, 2004, was 3.61% compared with 3.94% for the third quarter of 2003. For the second quarter of 2004 the net interest yield was 3.74%.

      The provision for loan losses totaled $46.6 million, or 110% of net charge-offs, for the third quarter of 2004, compared with $48.7 million or 98%, respectively, for the same period in 2003. Net charge-offs for the quarter ended September 30, 2004, were $42.5 million or 0.66% of average loans, compared with $49.5 million or 0.94% for the third quarter of 2003. The decline in net charge-offs as compared with the third quarter of 2003 is mainly due to lower commercial net charge-offs, net of

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3 - POPULAR, INC. 2004 THIRD QUARTER RESULTS

construction loans net charge-offs, which declined by $7.1 million.

      The decrease in non-interest income for the quarter ended September 30, 2004 compared with the same quarter in the previous year was mostly associated with the aforementioned gain on the sale of securities during the third quarter of 2003. Partially offsetting this decrease were higher trading account profits and other operating income.

      The increase in operating expenses for the quarter ended September 30, 2004, compared with the same period in 2003, resulted mostly from higher personnel costs due to higher salaries, incentives, performance bonuses and other compensation. Full-time equivalent employees were 12,002 at September 30, 2004, an increase of 609 employees from September 30, 2003, including the recent acquisition. The increases were partially offset by lower pension costs associated in part with improvements in the fair value of plan assets. Other categories with the largest increases compared with the third quarter of the previous year included professional fees, business promotion, net occupancy and equipment expenses, which resulted in part from continuing investments in systems technology and costs to support business initiatives and expansion. Offsetting these increases was a decline in other operating expenses mostly associated with the prepayment penalty paid in 2003 on the early cancellation of debt previously mentioned.

      At September 30, 2004 the Corporation's total assets amounted to $42.9 billion, compared with $35.8 billion at September 30, 2003 and $39.6 billion at June 30, 2004. On August 31, 2004, the Corporation completed the acquisition of Quaker City Bancorp with total assets of approximately $2.1 billion at that date.

      Total loans amounted to $27.5 billion at September 30, 2004, compared with $21.7 billion on the same date in the previous year and $24.7 billion at June 30, 2004. The increase in loans from September 30, 2003 was driven primarily by good results in mortgage, commercial and consumer lending, and by the acquisition of Quaker City which contributed approximately $1.6 billion in loans at September 30, 2004, mainly commercial and mortgage loans. Mortgage loans accounted for the largest increase in the portfolio, rising $2.8 billion, or 31%, since September 30, 2003 and $1.1 billion, or 10%, from June 30, 2004. Also, commercial, including construction loans, rose $2.1

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4 - POPULAR, INC. 2004 THIRD QUARTER RESULTS

billion, or 26%, compared with September 30, 2003, and $1.5 billion, or 17%, compared with June 30, 2004. Consumer loans increased $737 million, or 23%, from September 30, 2003 and $264 million, or 7%, from June 30, 2004. Investment and trading securities totaled $12.0 billion at September 30, 2004, compared with $11.2 billion at September 30, 2003, and $11.6 billion at June 30, 2004.

      The allowance for loan losses totaled $446 million at September 30, 2004, or 1.62% of loans, compared with $399 million, or 1.84%, at the same date in 2003, and $426 million, or 1.73%, at June 30, 2004. The ratio of allowance for loan losses to loans continued to reflect improvement in credit quality trends and a shift in the loan portfolio mix to include a greater proportion of real estate secured loans. Non-performing assets were $623 million, or 2.26% of ending loans at September 30, 2004, compared with $628 million, or 2.89%, at the end of the third quarter of 2003, and $602 million, or 2.44%, at June 30, 2004. The allowance as a percentage of non-performing loans was 79.01% at September 30, 2004, compared with 69.43% at the end of the third quarter of 2003 and 77.69% at June 30, 2004. Effective for the quarter ended March 31, 2004, the Corporation adopted the standard industry practice of placing commercial and construction loans in non-accrual status when payments of principal or interest are delinquent 90 days or more rather than 60 days or more. Had the Corporation continued reporting commercial and construction loans in non-performing status under the previous policy, non-performing assets would have amounted to $663 million at September 30, 2004, or 2.41% of ending loans. The allowance as a percentage of non-performing loans would have amounted to 73.82%.

      Non-performing mortgage loans totaled $387 million or 62% of total non-performing assets and 3% of total mortgage loans at September 30, 2004, compared with $318 million or 51% of total non-performing assets and 3% of total mortgage loans at September 30, 2003. At June 30, 2004, non-performing mortgage loans totaled $359 million or 60% of total non-performing assets and 3% of total mortgage loans. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio was 0.30% in the third quarter of 2004, compared with 0.47% in the third quarter of 2003 and 0.29% in the second quarter of 2004. On the other hand, commercial and construction non-performing loans reflected a decline of $80 million, when compared with September 30, 2003.

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5 - POPULAR, INC. 2004 THIRD QUARTER RESULTS

Approximately $40 million of the decline in commercial and construction non-performing loans was due to the aforementioned change in the Corporation's policy for non-accrual commercial and construction loans. When compared with June 30, 2004, commercial and construction non-performing loans declined $13 million.

      Deposits totaled $20.5 billion at September 30, 2004, compared with $17.7 billion at September 30, 2003, an increase of 16%. Quaker City contributed with approximately $1.2 billion in deposits at September 30, 2004. Total deposits at June 30, 2004 were $19.2 billion. The growth since September 30, 2003 was mostly reflected in savings and time deposits, which rose $1.1 billion and $1.3 billion, respectively. Demand deposits increased $520 million compared with September 30, 2003. The increase in deposits was also associated with marketing campaigns and sales efforts. Borrowed funds reached $18.7 billion at September 30, 2004, from $14.8 billion on the same date of the previous year. At June 30, 2004, borrowed funds totaled $16.9 billion. The increase in borrowings since September 30, 2003 was mostly comprised of secured borrowings arising in securitization transactions and debt issuances in the form of medium-term notes. Stockholders' equity was $3.0 billion at September 30, 2004, compared with $2.8 billion at September 30, 2003 and June 30, 2004.

      The market value of the Corporation's common stock at September 30, 2004, was $26.30 per common share, compared with $19.90 at September 30, 2003, and $21.39 at June 30, 2004. The Corporation's market capitalization at September 30, 2004 was $7.0 billion, compared with $5.3 billion at September 30, 2003 and $5.7 billion at June 30, 2004. At September 30, 2004, the Corporation's common stock had a book value per share of $10.60, compared with $9.66 and $9.76 at September 30, 2003 and June 30, 2004, respectively.

                                      * * *

      On August 17, 2004, Popular, Inc. and Kislak Financial Corporation announced that they reached a definitive agreement where Popular, Inc. will acquire the operations of Kislak National Bank, a Miami, Florida-based commercial bank. The acquisition, subject to regulatory approval, is expected to close during the first quarter of 2005. Kislak operates eight full services bank facilities in the metropolitan Miami-Dade, Broward and Palm Beach counties and has approximately $1.0 billion

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6 - POPULAR, INC. 2004 THIRD QUARTER RESULTS

in total assets. Kislak National Bank is one of the nation's largest lenders to homeowner's associations.

      Recently, the Corporation issued $250 million in trust preferred securities as a funding source for the aforementioned acquisition of Quaker City. Furthermore, during the third quarter of 2004, the Corporation sold approximately $637 million in asset-backed securities supported by mortgage loans, under the name Equity One ABS, Inc. In recent weeks, a similar securitization deal was completed for $705 million, under the name Popular ABS, Inc., which prospectively will be the only name used by Popular, Inc. for sales of asset-backed securities supported by mortgage loans held by Equity One.

                                      * * *

      The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation's Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                      * * *

      Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, the Corporation offers retail and commercial banking services through its banking subsidiary, Banco Popular, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic financial services franchise, providing complete financial solutions to all the communities it serves. The Corporation continues to

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7 - POPULAR, INC. 2004 THIRD QUARTER RESULTS

use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, and is exporting its 111 years of experience through the region. Popular, Inc. has always been committed to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

An electronic version of this release can be found at the Corporation website, www.popularinc.com.

                                - Tables Follow -

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                                       Third
                                                            Quarter ended             Quarter
                                                            September 30,           2004 - 2003     Second
                                                     ---------------------------      Percent       Quarter
                                                         2004            2003         Variance       2004
                                                     ------------   ------------    -----------  ------------
SUMMARY OF OPERATIONS

Interest income                                      $    563,767   $    509,399       10.67%    $    532,270
Interest expense                                          215,575        180,100       19.70          191,567
                                                     ------------   ------------      ------     ------------

Net interest income                                       348,192        329,299        5.74          340,703
Provision for loan losses                                  46,614         48,668       (4.22)          41,349
                                                     ------------   ------------      ------     ------------

Net interest income after provision for loan
 losses                                                   301,578        280,631        7.46          299,354

Other income                                              143,753        137,043        4.90          157,952
Gain on sale of investment securities                                     39,109                          402
Trading account gain (loss)                                   803         (4,599)                         615
                                                     ------------   ------------      ------     ------------

Total other income                                        144,556        171,553      (15.74)         158,969

Salaries and benefits                                     137,569        128,379        7.16          135,921
Profit sharing                                              5,083          3,834       32.58            5,639
Amortization of intangibles                                 1,984          1,978        0.30            1,800
Other operating expenses                                  153,237        153,065        0.11          148,300
                                                     ------------   ------------      ------     ------------

Total operating expenses                                  297,873        287,256        3.70          291,660
                                                      -----------    -----------      ------      -----------

Income before income tax and minority interest            148,261        164,928      (10.11)         166,663
Income tax                                                 32,880         33,818       (2.77)          38,864
Net gain of minority interest                                               (184)
                                                     ------------   ------------      ------     ------------

Net income                                           $    115,381   $    130,926      (11.87)    $    127,799
                                                     ============   ============      ======     ============

Net income applicable to common stock                $    112,402   $    127,947      (12.15)    $    124,821
                                                     ============   ============      ======     ============

Earnings per common share (basic and diluted)        $       0.42   $       0.48                 $       0.47
                                                     ============   ============                 ============
Dividends declared per common share                  $       0.16   $       0.13                 $       0.16
                                                     ============   ============                 ============

Average common shares outstanding                     266,414,016    265,599,470                  266,178,304
Common shares outstanding at end of period            266,345,324    265,552,470                  266,114,566

SELECTED AVERAGE BALANCES

Total assets ......................................  $ 40,783,407   $ 35,425,560       15.12     $ 38,660,017
Loans .............................................    25,751,941     21,113,732       21.97       23,920,811
Earning assets ....................................    38,551,188     33,484,969       15.13       36,474,726
Deposits ..........................................    19,587,893     17,824,112        9.90       19,041,123
Interest-bearing liabilities ......................    33,281,456     28,694,178       15.99       31,217,219
Stockholders' equity ..............................     2,943,636      2,630,816       11.89        2,859,664

SELECTED FINANCIAL DATA AT PERIOD-END

Total assets ......................................  $ 42,855,594   $ 35,777,187       19.78     $ 39,556,239
Loans .............................................    27,517,299     21,707,755       26.76       24,690,040
Earning assets ....................................    40,337,785     33,679,695       19.77       37,190,532
Deposits ..........................................    20,483,218     17,655,992       16.01       19,227,576
Interest-bearing liabilities ......................    35,067,658     28,871,925       21.46       32,004,854
Stockholders' equity ..............................     3,010,495      2,751,006        9.43        2,783,720

PERFORMANCE RATIOS

Net interest yield * ..............................          3.61%          3.94%                        3.74%
Return on assets ..................................          1.13           1.47                         1.33
Return on common equity ...........................         16.22          20.85                        18.79

CREDIT QUALITY DATA

Non-performing assets ** ..........................  $    623,085   $    628,301       (0.83)    $    601,668
Net loans charged-off .............................        42,482         49,490      (14.16)          35,578
Allowance for loan losses .........................       445,845        398,578       11.86          425,949
Non-performing assets to total assets ** ..........          1.45%          1.76%                        1.52%
Allowance for losses to loans .....................          1.62           1.84                         1.73

* Not on a taxable equivalent basis

** Non-performing assets for 2004 are stated based on the newly adopted non-accruing policy for commercial and construction loans. Non-performing assets for 2003 were not restated. At September 30, 2004, non-performing assets which are comparable with prior periods non-accruing policy, would have amounted to $663 million, or 1.55% of total assets.

Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

       All common stock data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                               For the period ended
                                                                   September 30,
                                                        ---------------------------------      Percent
                                                             2004               2003          Variance
                                                        -------------       -------------     --------
SUMMARY OF OPERATIONS

Interest income                                         $   1,614,779       $   1,524,340         5.93%
Interest expense                                              595,170             566,240         5.11
                                                        -------------       -------------     --------

Net interest income                                         1,019,609             958,100         6.42
Provision for loan losses                                     132,641             146,202        (9.28)
                                                        -------------       -------------     --------

Net interest income after provision for loan
 losses                                                       886,968             811,898         9.25

Other income                                                  436,074             423,373         3.00
Gain on sale of investment securities                          13,435              70,398
Trading account loss                                             (748)             (9,779)
                                                        -------------       -------------     --------

Total other income                                            448,761             483,992        (7.28)

Salaries and benefits                                         408,372             379,333         7.66
Profit sharing                                                 16,404              14,997         9.38
Amortization of intangibles                                     5,586               6,033        (7.41)
Other operating expenses                                      438,909             429,813         2.12
                                                        -------------       -------------     --------

Total operating expenses                                      869,271             830,176         4.71
                                                        -------------       -------------     --------

Income before income tax and minority interest                466,458             465,714         0.16
Income tax                                                    104,774             100,667         4.08
Net gain of minority interest                                                        (425)
                                                        -------------       -------------     --------

Net income                                              $     361,684       $     364,622        (0.81)
                                                        =============       =============     ========

Net income applicable to common stock                   $     352,749       $     357,681        (1.38)
                                                        =============       =============     ========

Earnings per common share (basic and diluted)           $        1.32       $        1.35
                                                        =============       =============
Dividends declared per common share                     $        0.46       $        0.37
                                                        =============       =============

Average common shares outstanding                         266,197,350         265,369,490
Common shares outstanding at end of period                266,345,324         265,552,470

SELECTED AVERAGE BALANCES

Total assets.....................................       $  38,793,708       $  34,290,003        13.13
Loans............................................          24,222,902          20,264,238        19.54
Earning assets...................................          36,626,461          32,430,515        12.94
Deposits.........................................          18,960,531          17,724,580         6.97
Interest-bearing liabilities.....................          31,470,346          27,817,659        13.13
Stockholders' equity.............................           2,860,175           2,492,582        14.75

PERFORMANCE RATIOS

Net interest yield *.............................                3.71%               3.94%
Return on assets.................................                1.25                1.42
Return on common equity..........................               17.63               20.35

CREDIT QUALITY DATA

Non-performing assets **.........................       $     623,085       $     628,301        (0.83)
Net loans charged-off............................             118,079             126,008        (6.29)
Allowance for loan losses........................             445,845             398,578        11.86
Non-performing assets to total assets **.........                1.45%               1.76%
Allowance for losses to loans....................                1.62                1.84

* Not on a taxable equivalent basis

** Non-performing assets for the period ended September 30, 2004 are stated based on the newly adopted non-accruing policy for commercial and construction loans. Non-performing assets for 2003 were not restated. At September 30, 2004, non-performing assets which are comparable with prior periods non-accruing policy, would have amounted to $663 million, or 1.55% of total assets.

Notes: Certain reclassifications have been made to prior periods to conform with this period.

       All common stock data has been adjusted to reflect the two-for-one stock split effected in the form of a dividend on July 8, 2004.